Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Eric Berto	Jeff Salzwedel
Etelos, Inc.	Salzwedel Financial Communications, Inc.
425-753-2222	503-722-7300
press@etelos.com	jeff@sfcinc.com

Etelos names Kevin Pritchard to its Board of Directors

Maple Valley, Wash. — May 13, 2010 — Etelos, Inc. (OTCBB: ETLO), which has been innovating Web app marketplaces since 1999, has named Kevin Pritchard to its board of directors.

Pritchard is currently the General Manager of the Portland Trailblazers. He joined the organization in 2004 and has served as General Manager since March 2007. In his six years with Portland, Mr. Pritchard has honed his reputation as an excellent business leader by building a successful NBA franchise. A former NBA player, Pritchard has also held leadership positions with the San Antonio Spurs and helped the Kansas City Knights of the ABA win a national championship in 2002 as general manager, head coach and director of player personnel. Prior to his business leadership in professional basketball, Pritchard was an investment analyst and co-portfolio manager of The Trust Company of Kansas.

“We are excited to have such a talented business leader as Kevin join the board,” Etelos CEO Danny Kolke said. “His proven experience and business acumen grants him a unique wisdom that we can draw upon. We are eagerly looking forward to the months and years ahead.”

More information about Pritchard and about the continued progress of Etelos can be found on the Etelos website at etelos.com http://www.etelos.com.

About Etelos, Inc.

Etelos is the developer of a Web app distribution platform for delivering Web apps for businesses. Unlike other cloud computing and Platform-as-a-Service (PaaS) solutions, Etelos enables software manufacturers to migrate existing applications or to create new applications, then to package, distribute, host, bill, market and support their Software-as-a-Service (SaaS) enabled applications through a number of third-party branded application marketplaces, all based on the Etelos Platform Suite. Etelos™, the Etelos Platform Suite™, EASE™, Etelos App Server™, Etelos VE™, Etelos Cloud™ and Etelos Marketplace™ are trademarks of Etelos, Inc.; other trademarks are the property of their respective owners. For more information about Etelos, please visit etelos.com http://www.etelos.com/.

Etelos, Inc. | 26828 Maple Valley Highway | #297 | Maple Valley | WA | 98038 | www.etelos.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Etelos’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning the company’s partnership with others, the future financial performance of our company, the acceptance of our products and services, the success and timeliness of our product and platform roll-out and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including: Our partnerships with this Partner or others, the future financial performance of our company, the acceptance of our products and services, the success and timeliness of our products and platform roll-out. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports that Etelos files periodically with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Etelos undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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